July 11, 2005

By Edgar "CORRESP"


Mr. Stephen Krikorian
United States Securities and Exchange Commission
Washington, D. C. 20549-0303


Re: Alliance Distributors Holding Inc.
Form 10-KSB for the Fiscal Year Ended December 31, 2004
Form 10-KSB for the Fiscal Quarter Ended March 31, 2005
File No. 000-32319



Dear Mr. Krikorian:


Pursuant to my conversation with Christopher White, the Company expects to be able to respond to your letter dated June 27, 2005 by July 25, 2005.


                                                  Sincerely,


                                                  /s/ Barbara A. Ras
                                                  -----------------------
                                                  Barbara A. Ras
                                                  Chief Financial Officer